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                                                                    Exhibit 4.74

         PROCUREMENT AND INSTALLATION AGREEMENT OF MSOAN DIVRE II YEAR
    2005 PHASE II LOCATION DIVRE II NO. KTEL 197/HK.810/TCC-00/2005 DATED 6
                                  OCTOBER 2005


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The Parties:                            1.     TELKOM; and

                                        2.     ZTE -- Temasindo Consortium (the
                                               "Consortium").

Scope of Agreement:                     The Consortium has agreed to procure and
                                        install the MSOAN Phase II in DIVRE II
                                        of 2005.

Obligations of the Consortium:          1.     The Consortium is responsible for
                                               every detail of the system design
                                               and for all risks arising out of
                                               the project;

                                        2.     The Consortium must use qualified
                                               workers and employees for the
                                               project, supervise their works
                                               and provide all equipments and
                                               infrastructures in good
                                               condition;

                                        3.     The Consortium must report to
                                               TELKOM at the latest 7 calendar
                                               days before commencing the
                                               project and handing the operation
                                               and maintenance manual as
                                               required by TELKOM;

                                        4.     The Consortium must keep the
                                               cleanliness of the site for the
                                               commencement of the project;

                                        5.     The Consortium and its workers
                                               must keep the secrecy of all
                                               information, statements and
                                               other documents related to the
                                               agreement;

                                        6.     The Consortium must comply with
                                               all related prevailing regulation
                                               in order to ensure the continuity
                                               of the project;

                                        7.     The Consortium must obtain all
                                               necessary licenses and permits
                                               in order to execute the project.

Obligations of TELKOM:                  1.     TELKOM must provide the site and
                                               all supporting infrastructures;

                                        2.     TELKOM must provide access/exit
                                               permit to all workers in the
                                               project site;

                                        3.     TELKOM must provide all necessary
                                               recommendation for the Consortium
                                               in order to obtain all licenses
                                               and permits;
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Assignment:                            The Consortium must not assign the
                                       project to any third party without prior written consent from TELKOM.

Penalty: The Consortium, upon delay on the completion, will be penalized for the amount of one per mill for each day of its delay with maximum penalty amounted to 5% of the agreement price.

Termination:                           TELKOM may terminate the agreement if
                                       one of the following events occurs:

                                       1.      The Consortium has not started
                                               the project after 14 days since
                                               signing the agreement;

                                       2.      The project has been postponed
                                               for a continuing 3 months due to
                                               a series of force majeure
                                               events;

                                       3.      The project completion period
                                               has exceeded 50 calendar days or
                                               the amount of penalty has
                                               reached 5%;

                                       4.      The Consortium assigns the
                                               project to a third party without
                                               prior written consent from
                                               TELKOM;

                                       5.      The project has been postponed
                                               by the Consortium for more than
                                               one month due to the inability
                                               of the Consortium to perform the
                                               project because its license is
                                               revoked or declared bankrupt by
                                               a decision of the court.

Settlement of Dispute:                 1.      Amicable settlement;

                                       2.      If the parties are unable to
                                               reach any amicable settlement,
                                               the dispute will be submitted to
                                               the Indonesian National Board of
                                               Arbitration (BANI).

Governing Law:                         The laws of the Republic of Indonesia.
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